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EXHIBIT 10.14

                                LICENSE AGREEMENT


     This LICENSE AGREEMENT (the "AGREEMENT") dated as of June 1, 1996 by and between WOW WEE INTERNATIONAL, LTD. ("WWI"), a Hong Kong corporation, and JAKKS PACIFIC, INC. ("LICENSEE"), a Delaware corporation.

                              W I T N E S S E T H :

     WHEREAS, WWI is the owner of the tradenames, logos, trademarks and other intellectual properties set forth on Schedule A attached hereto and any applications therefore (the "LICENSED MARKS") and the goodwill associated therewith; and

     WHEREAS, WWI has developed, and directly or indirectly manufactures, an accessory charged toy vehicle and toy vehicle line extensions and accessories being marketed under the name of Turbo Touch Racers; and

     WHEREAS, Licensee desires to obtain an exclusive license to sell and distribute the Licensed Products (as defined herein) within the Territory (as defined herein) and WWI is willing to grant to Licensee an exclusive License to use the Licensed Marks solely in conjunction with the sale and distribution of the Licensed Products within the Territory on the terms and conditions set forth herein.

     NOW, THEREFORE, in consideration of the foregoing and of the mutual promises, covenants and agreements hereinafter set forth, and of other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto do hereby agree as follows:



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     1. Definitions. As used in this Agreement:

          (a) "Advertising Materials" means all advertising and promotional materials and all packaging, wrapping and labelling materials for the Licensed Products which are produced by or for Licensee and which make use of any of the Licensed Marks.

          (b) "Licensed Products" means the goods or products set forth on Schedule B, attached hereto and such other products as may be added thereto from time to time using WWI's technology upon such terms and conditions as may be agreed to by the parties.

          (c) "Net Sales Price" means the amount invoiced by Licensee to its retail customers or distributors for sales of Licensed Products, less authorized returns actually received and customary trade and volume discounts and allowances. In computing Net Sales Price, no costs incurred in selling, advertising or distributing the Licensed Products shall be deducted. If a sale, transfer or other disposition is made otherwise than at arm's length, including, without limitation, a sale by Licensee to an affiliate of Licensee, the Net Sales Price of such Licensed Products shall be deemed to be the Net Sales Price of like quantities of like products sold at arm's length.

          (d) "Patent Rights" means all patentable inventions, including all applications for patents, whether domestic or foreign, disclosing or claiming such inventions, all continuations, continuations-in-part, divisions, renewals and patents of addition thereof, all


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     patents granted thereon, whether domestic or foreign, all reissued or reexamined patents based thereon which are used in the manufacturer of the Licensed Products.

          (e) "Premiums" means any article used for the purpose of increasing the sale, promoting or publicizing any other product, or any service, including, without limitation, incentives for sales forces and for fund raising, give-aways and entries in sweepstakes.

          (f) "Term" shall have the meaning set forth in Section 3(a) hereof.

          (g) "Territory" means the country or countries set forth on Schedule C, attached hereto.

          (h) "WWI Patent Rights" shall mean the Patent Rights owned by WWI.

     2. Grant of License.

          (a) Grant. Subject to the terms, conditions and limitations set forth in this Agreement, WWI hereby grants to Licensee the exclusive right, license and privilege, during the Term of this Agreement (i) to sell the Licensed Products throughout the Territory and (ii) to use or reproduce the Licensed Marks solely in connection with the sale and distribution of the Licensed Products throughout the Territory (the "LICENSE"). The License shall include the right to use the Licensed Marks to advertise, market and promote the Licensed Products. Licensee hereby covenants and agrees to use its best efforts to distribute, sell, advertise and promote the Licensed Products in the Territory during the Term of this Agreement.


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          (b) Exclusivity. The License granted herein shall be exclusive within the Territory.

          (c) Limitations.

               (i) Licensee shall not sell the Licensed Products outside the Territory or sell to those third parties Licensee knows or has reason to know will sell the Licensed Products outside the Territory.

               (ii) The License does not include the right to export any Licensed Products from the Territory.

               (iii) WWI shall not sell the Licensed Products to those third parties it knows or has reason to know will sell the Licensed Products in the Territory, or will sell the Licensed Products to other parties (other than the Licensee) who will sell the Licensed Products in the Territory.

               (iv) The Licensed Products shall not be used as Premiums, in combination sales, as give-aways, as charitable contributions or disposed of under similar methods of merchandising or other transfer without the prior written consent of WWI.

     3. Term.

          (a) Term. This Agreement shall commence on June 1, 1996 (the "COMMENCEMENT DATE") and shall expire on December 31, 1997, unless sooner terminated in accordance with the terms hereof (the "INITIAL TERM"); provided, however, that in the event that


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     Licensee is unable to secure orders for 100,000 units of the Licensed
     Products on or before October 15, 1996, the Initial Term shall extend to June 30, 1998.

          (b) Renewal Option. Licensee may renew this Agreement, for an additional twelve (12) months and for each twelve (12) month period thereafter by providing WWI with written notice of its intent to renew ninety (90) days prior to the expiration of the Term and provided that Licensee is not in default hereunder. The terms for such renewal periods shall be as provided in this Agreement, except that the Guaranteed Amount (as defined herein) shall be increased by 10% during any renewal period. The Initial Term and any renewal term are hereinafter referred to as the "Term."

     4. Purchase Price.

          (a) Licensee shall purchase the Licensed Products from WWI at the prices indicated in Schedule D annexed hereto as such Schedule may be amended from time to time.

     5. Payments.

          All payments for the purchase of Licensed Products shall be made by a sight transferable irrevocable letter of credit in U.S. dollars (the "LETTER OF CREDIT") FOB Hong Kong.

     6. Advance Against Guaranteed Amount. Licensee shall pay an advance against Royalties (as defined herein) in the amount of US$300,000.00 payable as follows: on the Commencement Date, Licensee shall pay to WWI by wire transfer to an account designated by


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WWI the amount of US$150,000.00 (the "ADVANCE"). The remaining $150,000 shall be paid by a separate transferable irrevocable letter of credit payable upon the shipment of goods or when it is determined that goods with the functions set forth on Schedule B attached hereto are ready to be shipped. Such payment shall be made by a drawdown by WWI of such letter of credit. If after receiving an order from Licensee, WWI fails to ship any Licensed Products to Licensee by October 15, 1996, Licensee may immediately terminate this Agreement and WWI shall refund the Advance in full.

     7. Minimum Purchase Obligation.

          During the Term of this Agreement Licensee hereby undertakes to purchase from WWI Licensed Products the aggregate value of which is not less than US$3,000,000 (Three Million United States Dollars) (the "GUARANTEED AMOUNT"). Within sixty (60) days of the Commencement Date, Licensee shall provide WWI with a projected breakout by quarter of the distribution of purchases for the Term.

     8. Accepted Quality.

          (a) Defective Product. Licensee shall bear the full cost of all shipments of Licensed Products where less than 3% of the total shipment is defective; provided that, if greater than 3% of any shipment of Licensed Products is defective, WWI shall replace, on a one for one basis, all defective items with items in the manner provided in (b) below.


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          (b) Returned Product. Any defective Licensed Products that are returned to Licensee shall be replaced by WWI. The determination as to whether a particular Licensed Product is defective shall be made by WWI and Licensee. If any such defective items are no longer being sold by Licensee, WWI shall reimburse Licensee either in the form of cash or credit against amounts owed by Licensee to WWI for such defective items at Licensees cost therefore.

     9. Royalties.

          (a) Notwithstanding anything else to the contrary contained in this Agreement, in consideration for the License granted to Licensee hereunder, Licensee shall pay to WWI, at the times and in the manner set forth in
     Section 10(b) hereof the greater of (i) $300,000.00 with regard to the Initial Term and $330,000 with regard to the renewal first term; or (ii) royalties equal to 2% of net sales of Licensed Products that are sold with the name Power Ranger ZEO or other Power Ranger name Licensed for use by License, 3% of net sales of Licensed Products sold with other names therein that are licensed by others for use by the Licensee and 5% of net sales on all other Licensed Products ("ROYALTIES"). All Royalties due to WWI shall accrue upon the sale of Licensed Products, regardless of the time of collection by Licensee. For purposes of this Agreement, a Licensed Product shall be considered "sold" as of the date on which such Licensed Product is billed, invoiced, shipped or paid for, whichever event occurs first.

          (b) Statements and Payments. Within forty-five (45) days after the close of the calendar quarter in which the initial shipment of Licensed Products is made, and thereafter within forty-five (45) days after the close of each successive calendar quarter, Licensee shall furnish to WWI complete and accurate statements (the "QUARTERLY STATEMENTS") certified by the


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     President or Chief Financial Officer of Licensee, which shall set forth the number and Net Sales Price of each Licensed Product sold by Licensee during the preceding calendar quarter and of all Licensed Products for which the Licensee has given its customers credits for return and allowances in the amount of each such credit in such proceeding calendar quarter. The Quarterly Statements shall be furnished to WWI whether or not any Licensed Products have been sold and whether or not Royalties are due and payable for the preceding calendar quarter. Payment of the amount shown on the Quarterly Statements due as Royalties shall accompany the Quarterly Statements and shall be made in U.S. dollars.

          (c) No Waiver. The receipt or acceptance by WWI of any of the Quarterly Statements or of any Royalties paid hereunder (or the cashing of any checks evidencing such payments) shall not preclude WWI from questioning the correctness thereof at any time, and in the event any inconsistencies, mistakes or errors are discovered in the Quarterly Statements or payments, such mistakes shall be immediately rectified and the appropriate payment made by Licensee or WWI to the other, as the case may be.

          (d) Time of Essence; Interest. Time is of the essence with respect to the furnishing of all statements and the making of all payments due hereunder. All amounts payable by Licensee to WWI paid more than fifteen
     (15) days after the due date thereof shall bear interest equal to the lower of (i) the maximum rate allowed by law or (ii) 1-1/2% per month, computed from the original due date until paid.


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     10. Advertising.

          Licensee shall use its best efforts to advertise and promote the Licensed Products throughout the Territory in a manner which is commensurate with the reputation and prestige of the Licensed Marks. No other trademark or trade name, including Licensee's own trademark or trade name, may be associated with the Licensed Marks without the consent of WWI which shall not be unreasonably withheld or delayed. Licensee shall use its best efforts to ensure that all advertising produced by Licensee or Licensee's designees hereunder shall be of the highest caliber.

     11. Books and Records; Audit. Licensee shall keep accurate books of account and records at its principal place of business covering all transactions relating to the License granted hereunder. WWI and WWI's duly authorized representatives shall have the right during regular business hours upon five business day's notice to examine said books of account and records and all other documents and material in the possession or under control of Licensee with respect to the subject matter and terms of this Agreement, and shall have free and full access thereto to make copies and extracts thereof. In order to facilitate inspection by WWI or WWI's representatives, Licensee shall maintain books and records concerning the Licensed Products separately from the books and records of goods which are not licensed hereunder. If any such examination discloses that Licensee owes Royalties to WWI in excess of five percent (5%) of those previously paid, Licensee shall pay, in addition to such deficiency, the cost of such


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examination and collection. If such examination discloses that Licensee owes
Royalties to WWI in an amount in excess of ten percent (10%) of the Royalties previously paid, then, in addition to any and all other remedies that WWI may have hereunder, WWI shall have the right to terminate this Agreement upon written notice to Licensee. All books of account and records shall be kept available for at least three (3) years after the expiration of the Term or earlier termination of this Agreement.

     12. Approval of Advertising

          Licensee shall comply with all reasonable procedures which WWI may from time to time adopt regarding its use of Advertising Materials which Licensee proposes to use under this Agreement. Licensee agrees to retain all materials relating to approvals in its files while this Agreement remains in effect and for one (1) year thereafter.

     13. Intellectual Property.

          (a) General. All uses of the Licensed Marks hereunder shall inure to WWI's benefit. Licensee acknowledges that WWI is the exclusive owner of all the Licensed Marks, any trademark incorporating all or any part of any Licensed Marks, the trademark rights created by such uses, the WWI Patent Rights and any improvements thereon. All ideas, designs and suggestions submitted or approved by WWI in connection with the sale, offer for sale or distribution of the Licensed Products shall be deemed to be and shall remain the sole and exclusive property of WWI, except to the extent, if any, that they are in the public domain, and


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     Licensee hereby agrees not to use or incorporate for use any such ideas and designs in products manufactured or sold by Licensee, directly or indirectly, other than the Licensed Products, nor to sell to any third party or disclose the same except through the promotion and sale of the Licensed Products hereunder. Without limiting the foregoing, Licensee hereby assigns to WWI any trademark incorporating all or any part of any Licensed Mark other than trademarks registered or otherwise belonging to third parties and the trademark rights created by such uses together with the goodwill attaching to that part of the business in connection with which such Licensed Mark or trademarks are used. Licensee agrees to execute and deliver to WWI such documents as are required to register Licensee as a registered user or permitted user of the Licensed Marks or such trademarks and to follow WWI's instructions for proper use thereof in order that protection and/or registrations for the Licensed Marks and such trademarks may be obtained or maintained.

          (b) Prohibitions. Licensee agrees not to use any Licensed Marks or any trademark incorporating all or any part of any Licensed Marks on any business sign, business cards, stationery or forms (except as licensed herein) or to use any Licensed Marks, as the name of Licensee's business or any division thereof, unless otherwise agreed by WWI in writing.

     14. Registrations. Except with the written consent of WWI, neither Licensee, its parent or any subsidiary of Licensee shall register or attempt in any country to register copyrights in, or to register as a trademark, service mark, design patent or industrial design or


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business designation, any of the Licensed Marks or derivations or adaptations thereof, or any word, symbol or design which is so similar thereto as to suggest association with or sponsorship by WWI or any subsidiary of WWI. In the event of breach of the foregoing, Licensee agrees, at Licensee's expense and WWI's request, immediately to terminate the unauthorized registration activity and promptly to execute and deliver, or cause to be delivered, to WWI such assignments and other documents as WWI may require to transfer to WWI all rights to the registrations, patents or applications involved.

     15. Unauthorized Use of Licensed Materials.

          (a) No Unauthorized Use. Licensee shall not use the Licensed Marks or any other material the copyright to which is owned by WWI in any way other than as herein authorized (or as is authorized in such other written contract signed by WWI and Licensee as may be in effect between such parties). In addition to any other remedy WWI may have, Licensee agrees that the profits from any use thereof on products other than the Licensed Products (unless authorized by WWI in writing), and all profits from the use of any other copyrighted material of WWI without written authorization, shall be payable to WWI.

          (b) Notice of Unauthorized Use. Licensee shall give to WWI prompt written notice of any unauthorized use by third parties of Licensed Marks known to Licensee and Licensee shall not, without written consent, bring or cause to be brought any criminal prosecution, lawsuit or administrative action for infringement, interference with or violation of


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     any rights to Licensed Marks. Licensee agrees to cooperate with WWI, and, if necessary, to be named by WWI, at WWI's expense as a sole complainant or co-complainant in any action against an infringer of the Licensed Marks and Licensee agrees to pay to WWI all or any part of damages or other monetary relief recovered in such action other than for reasonable expenses incurred at WWI's request.

     16. Indemnification.

          (a) Licensee shall indemnify WWI during and after the Term of this Agreement against all claims, liabilities (including settlements entered into in good faith with Licensee's consent, such consent not to be unreasonably withheld) and expenses (including reasonable attorneys' fees) arising out of Licensee's activities hereunder. The parties indemnified hereunder shall include WWI, any subsidiary or affiliate of WWI, and their officers, directors, employees and agents. The indemnity shall not apply to any claim or liability relating to any infringement of the intellectual properties of a third party caused by Licensee's utilization of the Licensed Marks in accordance with provisions hereof.

          (b) WWI agrees to indemnify and hold Licensee and any person acting in Licensee's behalf harmless from any action, claim, loss, cost, liability, expense or damage (including reasonable attorneys' fees and disbursements incurred in investigating, negotiating or litigating any claim or action) which Licensee may suffer arising out of or related to any sales made, or other actions taken, by Licensee based on the rights granted to it by WWI under this


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     Agreement. The parties indemnified hereunder shall include Licensee, any affiliate or subsidiary of Licensee, and their officers, directors, employees and agents. WWI further indemnifies Licensee against any loss, cost, liability, expense or damage (including reasonable attorneys' fees and disbursements incurred in investigating, negotiating or litigating any claim or action) which Licensee may suffer arising out of any action or claim based on or relating to that certain License Agreement dated as of January 1, 1995 by and between WWI and Happiness Express, Inc., a Delaware corporation.

          (c) Promptly after receipt by an indemnified party (the "INDEMNIFIED PARTY") of notice of any claim or the commencement of any action against it for which it is indemnified under this Agreement, the Indemnified Party shall notify the Indemnifying party (the "Indemnifying Party") of such claim or action in writing. In case any such action is brought against an Indemnified Party, and it notifies the Indemnifying Party of the commencement thereof, the Indemnifying Party will be entitled to participate in, and, to the extent that it may wish, to assume the defense thereof with counsel selected by the Indemnifying Party who shall be reasonably satisfactory to the Indemnified Party, and after notice from the Indemnifying Party to the Indemnified Party of its election so to assume the defense thereof, the Indemnifying Party will not be liable to the Indemnified Party under this Section for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof other than reasonable costs of investigation. The indemnified party shall have the right to employ separate


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     counsel in any such action and to participate in the defense thereof, but the fees and expenses of such counsel shall not be at the Indemnifying Party's expense if the Indemnifying Party has assumed the defense of the action with counsel reasonably satisfactory to the Indemnified Party.

     17. Insurance. Licensee shall maintain in full force and effect at all times while this Agreement is in effect and for five (5) years thereafter, comprehensive general and commercial liability insurance, including broad form contractual and products liability coverage waiving subrogation, with combined single limits of no less than one million dollars (US $1,000,000.00), with a deductible of no more than $[____ ] and naming as additional insured those indemnified in Section 17(a) hereof. Licensee shall deliver to WWI a certificate or certificates of insurance evidencing satisfactory coverage and indicating that WWI shall receive written notice of cancellation, non-renewal or of any material change in coverage at least thirty (30) days prior to the effective date hereof. Compliance herewith in no way limits Licensee's indemnity obligations, except to the extent that Licensee's insurance company actually pays WWI amounts which Licensee would otherwise pay WWI. Licensee shall take all necessary steps to ensure that the insurer has no right of subrogation against the WWI.

     18. Termination. Without prejudice to any other right or remedy available to WWI:

          (a) Default; Breach. If Licensee fails to sell and distribute the Licensed Products or to furnish statements and pay Royalties as herein provided, or if Licensee breaches the terms of this Agreement and if any such failure is not corrected within thirty (30) days after


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     WWI sends Licensee written notice that a default under or breach of this
     Agreement has occurred , WWI shall have the right at any time to terminate this Agreement by giving Licensee a written notice of termination.

          (b) Immediate Termination. Notwithstanding the cure provisions set forth in subsection (a) above, WWI shall have the right at any time to terminate this Agreement forthwith by giving Licensee written notice thereof if:

               (i) Licensee delivers to any customer without WWI's written authorization, merchandise containing representations of Licensed Marks or other material the copyright or other proprietary rights to which are owned by WWI other than the Licensed Products approved in accordance with Section 14 hereof;

               (ii) Licensee delivers any of the Licensed Products outside the Territory or knowingly sells any of the Licensed Products to a third party for delivery outside the Territory unless pursuant to a written distribution permission or separate written license agreements with WWI or any subsidiary of WWI;

               (iii) a breach occurs which is of the same nature, and which violates the same provision of this Agreement, as a breach of which WWI has previously given Licensee one (1) written notice regardless of any cure of the breach giving rise to such prior written notice;

               (iv) Licensee breaches any material term of any other license agreement between WWI and Licensee, and WWI terminates such agreement for cause; or


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               (v) Licensee makes an assignment for the benefit of creditors, or files a petition in bankruptcy, or is adjudged bankrupt, or becomes insolvent, or is placed in the hands of a receiver, or if the equivalent of any such proceedings or acts occurs, though known by some other name or term.

     19. Rights and Obligations Upon Expiration or Termination.

          (a) Sell-Off Period. Upon the expiration or termination of this Agreement, all rights herein granted to Licensee shall revert to WWI, and WWI shall be entitled to retain all Royalties and other things of value paid or delivered to WWI. Licensee agrees that following the expiration or termination of this Agreement; (i) Licensee will deliver to WWI any and all artwork which may have been used or created by Licensee in connection with this Agreement; (ii) that Licensee will at WWI's option either sell to WWI at cost or destroy or efface any molds, plates and other items used to reproduce Licensed Marks; and (iii) Licensee will cease selling the Licensed Products. If Licensee has any unsold Licensed Products in inventory on the expiration or termination date, Licensee shall provide WWI with a full statement of the numbers of such unsold Licensed Products and shall thereupon, but only if such statement has been provided to WWI and if Licensee has fully complied with the terms of this Agreement including the payment of all Royalties due, have the right for a limited period of one hundred twenty (120) days from such expiration or earlier termination date, to sell off and deliver such Licensed Products or, at the option of WWI resell such Licensed Products to WWI at cost.


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     Licensee shall furnish WWI with statements covering such sales and pay WWI
     Royalties in respect of such sales.

          (b) Final Quarter. During the three-month period immediately preceding the expiration of the Term or any renewal period (hereinafter, the "FINAL QUARTER"), Licensee shall not have on hand an inventory of Licensed Products in excess of the inventory of such Licensed Products in its possession during the three-month period immediately preceding the Final Quarter. The intent of this provision is to facilitate the orderly disposition of Licensee's inventory of Licensed Products upon expiration of this Agreement.

     20. Competing Products. Licensee covenants and agrees that if during the Term of this Agreement it shall enter into any licensing agreement or renewal or undertaking for the distribution in the Territory of products of the same nature as the Licensed Products, such products shall not be identical with and shall be noticeably distinguishable from the Licensed Products and shall be marketed in such manner as not to be confused with the Licensed Products.

     21. Representations, Warranties and Covenants.

          (a) By WWI. WWI hereby represents and warrants that it has full right, power and authority to enter into this Agreement and to perform all of its obligations hereunder and that it is the owner of the Licensed Marks and where applicable the trademark registrations therefor. WWI further represents and warrants that no broker or finder brought about this


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     transaction and WWI hereby indemnifies Licensee against and holds it harmless of and from any and all liabilities (including, without limitation, reasonable attorneys' fees and disbursements paid or incurred in connection with any such liabilities) for any brokerage commissions or finders' fees in connection with this Agreement or the transactions contemplated hereby.

          (b) By Licensee. Licensee hereby represents and warrants that it has full right, power and authority to enter into this Agreement and to perform all of its obligations hereunder. Licensee further represents and warrants that no broker or finder brought about this transaction and Licensee hereby indemnifies WWI against and holds it harmless of and from any and all liabilities (including, without limitation, reasonable attorneys' fees and disbursements paid or incurred in connection with any such liabilities) for any brokerage commissions or finders' fees in connection with this Agreement or the transactions contemplated hereby. Licensee hereby covenants and agrees to comply with all laws, rules, regulations, ordinances and treaties relating to the distribution and sale of the Licensed Products and to the performance of Licensee's obligations hereunder.

     22. Waivers. A waiver by either party at any time of a breach of any provision of this Agreement shall not apply to any breach of any other provision of this Agreement or imply that a breach of the same provision at any other time has been or will be waived or that this Agreement has been in any way amended, nor shall any failure by either party to object to


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conduct of the other be deemed to waive such party's right to claim that a repetition of such conduct is a breach hereof.

     23. Non-Assignability. Licensee shall not voluntarily or by operation of law assign, sublicense, transfer, encumber or otherwise dispose of all or any part of its interest in this Agreement without WWI's prior written consent. Any attempted assignment, sub-license, transfer, encumbrance or other disposal without such consent shall be void and shall constitute a material default and breach of this Agreement. "Transfer" within the meaning of this Section 24 shall include any (i) merger or consolidation involving Licensee's company whereafter neither Jack Friedman or Stephen Berman remain executive officers and directors of Licensee following such merger, (ii) any sale or transfer of all or substantially all of Licensee's assets and (iii) any transaction or series of related transactions resulting in the transfer of thirty-three and one-third percent (33-1/3%) or more of the voting stock of Licensee.

     24. Relationship. This Agreement does not provide for a joint venture, partnership, agency or employment relationship between the WWI and Licensee.

     25. Confidentiality. All information disclosed in writing, whether before or after the date hereof, in connection with the transactions contemplated by, or the discussions and negotiations preceding, this Agreement to any other party (or its representatives) shall be kept confidential by such other party and its representatives and shall not be used by any persons other than as contemplated by this Agreement, except to the extent that (i) such information was


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known by the recipient when received, (ii) such information is or hereafter becomes lawfully obtained from other sources, (iii) it is necessary or appropriate to disclose such information to a governmental entity having jurisdiction over the party from whom disclosure is sought, (iv) any law requires otherwise or (v) such duty as to confidentiality is waived in writing by the other party. If this Agreement is terminated, each party shall use all reasonable efforts return upon written request from the other party all documents (and reproductions thereof) received by it or its representatives from such other party (and, in the case of reproductions, all such reproductions made by the receiving party) that include information not within the exceptions contained in the first sentence of this Section 28, unless the recipients provide assurances reasonably satisfactory to the requesting party that such documents have been destroyed.

     26. Headings. Headings of paragraphs herein are for convenience of reference only and are without substantive significance.

     27. Modifications or Extensions of this Agreement. Except as otherwise provided herein, this Agreement can only be extended or modified by a writing signed by both parties.

     28. Notices. All notices and statements required hereunder shall be in writing and shall be sent by hand delivery, prepaid telex, cable or telecopy or by registered or certified mail (postage prepaid and return receipt requested) or by reputable overnight courier or express mail to the addresses set forth below unless notification of a change of address is given in writing. Notice shall be deemed effective when so personally delivered, telexed, cabled or telecopied or if mailed two business days following the date the notice is mailed (one business day in the case of express mail or overnight courier service).

            All notices to WWI to:

                        Wow Wee International, Ltd.
                        Tuny Ying Building, Room 702
                        100 Nathan Road
                        Tsim Sha Tsui, Kowloon
                        Hong Kong



            with a copy to:

                        Squadron, Ellenoff, Plesent & Sheinfeld, LLP
                        551 Fifth Avenue
                        New York, New York 10176
                        Attn:  Ira S. Greene, Esq.

            If to Licensee, to:

                        Jakks Pacific, Inc.
                        24955 Pacific Coast Highway
                        Malibu, California 90265
                        Attn: Jack Friedman or Stephen Berman

            with a copy to:

                        Feder, Kaszovitz, Isaacson, Weber, Skala & Bass LLP 750 Lexington Avenue
                        New York, New York  10022-1200
                        Attn: Gabriel Kaszovitz, Esq.
                               or Murray L. Skala, Esq.
                        Fax: (212) 888-7776

     29. Entire Agreement. This Agreement contains the entire agreement between the parties concerning the subject matter hereof and supersedes any pre-existing agreement and any oral or written communications between the parties.

     30. Choice of Law and Forum. This Agreement shall be deemed to be entered into in New York and shall be governed and interpreted according to the laws of the State of New York. Any legal actions pertaining to this Agreement shall be commenced within the State of New York. The prevailing party shall be entitled to recover reasonable attorney's fees and costs incurred therein.

     IN WITNESS WHEREOF, the parties hereunto have signed this Agreement as of the date first written above.

                                             WOW WEE INTERNATIONAL, LTD.


                                             By: _______________________________

                                             Title:_____________________________



                                             JAKKS PACIFIC, INC.


                                             By: _______________________________

                                             Title:_____________________________

                                   SCHEDULE A

                                 Licensed Marks



Turbo Touch Racers
TTR
Boomerangs

                                   SCHEDULE B

                                Licensed Products


- Turbo Touch Racers charged toy vehicles and extensions thereof and accessories therefore having all of the following ten features:


        Infra Red anti smash sensor
        Charging sound of revving engine
        one finger contact slot
        4 second charge time
        60 second running time
        Left/right steering
        Reverse function
        Stop/start function at any time
        Approximately 35 ft. range from point of individual using the product Screeching sound when stop or anti smash is activated
        Works indoors and outdoors
        Glove fits and functions on age group 4-10 years of age

                                   SCHEDULE C

                                   Territory

With regard to TTR charged toy vehicles, extensions and accessories - United States

With regard to Power Ranger ZEO TTR - United States, Canada and Mexico.

                                   SCHEDULE D

                                 Purchase Price

10 functions TTR Charged Toy Vehicle for not more than $10.00 per unit.